Exhibit 10.3
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
TIME-VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AWARD AGREEMENT (this “Agreement”), made as of the           day of            , 20          (the “Grant Date”) by Seadrill Limited, an exempted company incorporated and existing under the laws of Bermuda (the “Company”) and                    (“Participant”) shall, subject to Participant signing and returning the signature page hereto to the Company, become effective immediately following the Company’s annual general meeting of shareholders held on or before                    (the “Annual Meeting”) if the shareholders of the Company approve, in accordance with the rules and regulations applicable to such approval, the remuneration of the directors of the Company in accordance with the Company’s bye-laws (the “Remuneration Approval”). If the Remuneration Approval is not obtained at the Annual Meeting, this Agreement shall be null and void ab initio, and the Awarded Restricted Stock Units (as defined below) subject to this Agreement shall be cancelled in full for no consideration. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
W I T N E S S E T H
WHEREAS, the Committee acting under the Amended and Restated Seadrill Limited 2022 Management Incentive Plan, as may be amended (the “Plan”), has determined that it is desirable to award time-vested Restricted Stock Units to Participant pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Restricted Stock Units so awarded shall be subject to the restrictions, terms and conditions set forth in this Agreement;
NOW, THEREFORE, subject to the terms of this Agreement, the award of time-vested Restricted Stock Units is hereby granted to Participant as follows:
1.Time-Vested Restricted Stock Unit Award. On the terms and conditions and subject to the restrictions, including cancellation of, forfeiture to or acquisition for no further consideration by the Company, hereinafter set forth, the Company hereby awards                    Restricted Stock Units (the “Awarded Restricted Stock Units”) to Participant pursuant to the Plan. The Awarded Restricted Stock Units are being awarded to Participant effective as of the Grant Date and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Agreement. The Awarded Restricted Stock Units are being awarded to Participant without the payment of any cash consideration by Participant, except that payment of the aggregate par value in respect of any Shares delivered hereunder may be required by the Committee or pursuant to procedures of the Committee in respect of the allotment and issuance, transfer or delivery of such Shares.
2.Vesting and Forfeiture.

(a)Except as set forth in Section 3 of this Agreement, the Awarded Restricted Stock Units shall vest and the forfeiture restrictions applicable to them under this Agreement shall terminate in accordance with the provisions of the attached Schedule I, provided that Participant continuously serves as a member of the Company’s Board from the Grant Date through the applicable Vesting Date (as set forth on Schedule I hereto). For the avoidance of doubt, the Awarded Restricted Stock Units shall vest pursuant to this Section 2 only if the Remuneration Approval is obtained at the Annual Meeting.
(b)If the Remuneration Approval is not obtained at the Annual Meeting, this Agreement shall be null and void ab initio and all Awarded Restricted Stock Units (whether outstanding or vested) shall be cancelled in full for no consideration.
3.Acceleration of Vesting; Forfeiture.
(a)Notwithstanding Section 2 of this Agreement, the Awarded Restricted Stock Units shall become vested under this Agreement:
i) in the event of a Change in Control; or
ii)if Participant’s service as a member of the Company’s Board terminates:
(1) by reason of Participant’s death,
(2) by reason of Participant’s Disability, or
(3)by any other reason other than by removal or in accordance with the Company’s bye-laws.
(b)The Awarded Restricted Stock Units shall terminate and be forfeited for no consideration if Participant’s service as a member of the Company’s Board terminates prior to the Vesting Date by reason of removal in accordance with the Company’s bye-laws.
(c)For the avoidance of doubt, the Awarded Restricted Stock Units shall vest pursuant to Section 3(a) only if the Remuneration Approval is obtained at the Annual Meeting. To the extent any of the events set forth in Section 3(a) occurs prior to Remuneration Approval being sought, the Awarded Restricted Stock Units shall remain outstanding until the Remuneration Approval is sought and shall thereafter vest, to the extent such Remuneration Approval is obtained.
4.Allotment and Issuance of Shares. As soon as practicable following the date any such Awarded Restricted Stock Units vest, but in any event no later than 70 days following the date on which such Awarded Restricted Stock Units vest, the Company shall either (a) settle in cash the Awarded Restricted Stock Units or (b) allot and issue or transfer to Participant one Share in settlement of such Awarded Restricted Stock Unit and, in each case, in full satisfaction of such Awarded Restricted Stock Unit. The determination of whether the

Awarded Restricted Stock Units that become vested are settled in cash or in Shares shall be made at the sole discretion of the Committee.
5.No Rights as Shareholder. Except as provided in Section 6, Participant shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until and to the extent such Shares are allotted and issued or transferred to Participant as provided herein.
6.Dividend Equivalents. In connection with the Awarded Restricted Stock Units the Company hereby awards to Participant Dividend Equivalents with respect to any cash dividends payable with respect to the Shares. Such cash Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the Awarded Restricted Stock Units, and shall be payable in cash at the same time of settlement of the underlying Awarded Restricted Stock Unit that ultimately vest. Accordingly, the right to receive such cash Dividend Equivalent payments shall be forfeited to the extent that the Awarded Restricted Stock Units do not vest, are forfeited, are acquired by the Company or are otherwise cancelled pursuant to this Agreement.
7.Taxes. Participant is responsible to pay all required taxes associated with the Awarded Restricted Stock Units (including the issuance of the Shares, the subsequent sale of the Shares and the receipt of Dividend Equivalents or dividends, if any).
8.Non-Assignability. This Agreement is not assignable or transferable by Participant. No right or interest of Participant under this Agreement or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant.
9.Plan Provisions. The Awarded Restricted Stock Units and the Dividend Equivalents subject to this Agreement shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.
10.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are preempted by federal law of the United States.
11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
12.Prior Communications; Amendment. This Agreement, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the

Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.
13.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a)If to the Company, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
Seadrill Management Limited,
11025 Equity Drive
Suite 150
Houston, Texas 77041

    Attention: General Counsel

(b)If to Participant, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Participant as maintained in the personnel records of the Company.
For purposes of this Section 13, the Company shall provide Participant with written notice of any change of the Company’s address, and Participant shall be responsible for providing the Company with proper notice of any change of Participant’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
14.Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
15.Description Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

16.Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
17.References. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
18.Unfunded Awards. The awards made under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Participant acquires a right to receive compensation from the Company or a Subsidiary of the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such affiliate.
19.Compliance with Code Section 409A. The compensation payable to or with respect to Participant pursuant to the Awarded Restricted Stock Units is intended to be compensation that is exempt from Code Section 409A or, to the extent subject to Code Section 409A, compliant with Code Section 409A or not subject to the tax imposed by Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.
IN WITNESS WHEREOF, the Company has signed and delivered this Agreement as of the date first above written.
Seadrill Limited

By:
Name:
Title:

Acknowledged, Agreed and Accepted:

[Participant]

SCHEDULE I
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
VESTING DATES
FOR AWARD OF TIME-VESTED RESTRICTED STOCK UNITS
The Committee has determined that one hundred percent (100%) of the Awarded Restricted Stock Units will vest either (1) on the next annual general meeting of shareholders held after the Annual Meeting (the “Next Annual Meeting”) if the Next Annual Meeting occurs at least fifty (50) weeks from the Grant Date or, (2) if (a) earlier than the Next Annual Meeting or (b) the Next Annual Meeting occurs less than fifty (50) weeks from the Grant Date, on the first anniversary of the Grant Date. Each date on which the Awarded Restricted Stock Units may vest is referred to as the “Vesting Date”.